UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012 (December 21, 2012)

InferX Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-51720	54-1614664
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

46950 Jennings Farm Drive
Suite 290, Sterling, VA	20164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 444-6030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2012, Paul B. Silverman was appointed as President and CEO of the registrant ("InferX"), and both Paul B. Silverman and Carl B. Eckstein were elected by the current sole Board member, B.K. Gogia, to the Board of Directors of InferX to fill vacancies on the Board. B.K. Gogia, the founder of InferX, remains as Chairman of the Board and has resigned the positions of Acting President and CEO of InferX.

Paul B. Silverman, 68, has for the last five years provided business consulting services, most recently serving as Managing Partner for the Gemini Group, LLC, a firm providing consulting services to emerging technology companies. From May 2008 through December 2008 Mr. Silverman was interim President and CEO of InferX. Mr. Silverman is an experienced entrepreneur, public company CEO, global corporate management advisor and senior corporate management executive. He is also an adjunct faculty member at the R.H. Smith School of Business at the University of Maryland. Mr. Silverman has a diversified and successful track record spanning more than 30 years, including 19 years in senior corporate management with RCA Corporation, Xerox Corporation, GTE and Satellite Business Systems (a division of IBM) in areas of international management and marketing, strategic planning and international business development, and nine years in senior management consulting with Coopers and Lybrand, Booz Allen and Hamilton and James Martin Strategy, Inc. where he served as CEO for North America. Mr. Silverman holds a Bachelor of Science degree in Physics from City College of New York and an Master of Science degree in Management from Polytechnic University of New York.

Carl B. Eckstein, 73, has served as Managing Partner of Sundial Ventures, LLC, a business development firm, for the last five years. Mr. Eckstein also has served as Managing Director of NextGen Capital I and II venture capital funds that have made equity investments in private emerging technology companies. In this role he has directly participated in 22 investments and in some cases served as CEO of several portfolio companies. Mr. Eckstein has over thirty years of experience as a venture capitalist, consultant and the owner of several software firms engaged in GIS and information technology consulting. Mr. Eckstein’s experience also includes serving as a principal with Arthur Young, consultant at Price Waterhouse, and a systems engineer at IBM. Mr. Eckstein has a Bachelor of Science degree in Microbiology from Ohio State University.

InferX has granted to Mr. Silverman 15,000,000 performance-based warrants to acquire shares of InferX common stock at an exercise price of $0.03 per share that are exercisable for five years to vest as follows: 3 million warrants upon raising a minimum of $200,000 in equity investment; 2 million warrants upon InferX reporting minimum quarterly revenues of $800,000 for two consecutive quarters; 2 million warrants upon InferX reporting minimum quarterly revenues of $1.25 million for two consecutive quarters; 2 million warrants upon InferX achieving a minimum market capitalization (defined as the average closing price for InferX's common stock times the number of its issued shares of common stock on a fully diluted basis) of $10 million for 14 consecutive days; 3 million warrants upon InferX achieving a minimum market capitalization of $15 million for 14 consecutive days; and 3 million warrants upon InferX raising a minimum of $2 million in equity or debt financings. InferX has granted to Mr. Eckstein 400,000 shares of InferX’s common stock to serve as a member of the Board of Directors. As compensation to serve as a Senior Advisor, Mr. Eckstein was granted a warrant to purchase for five years 600,000 shares of InferX's common stock at an exercise price of $.03 per share which vest at 150,000 shares per quarter during his term of service commencing March 31, 2013.

InferX issued a press release to announce the appointment of Paul B. Silverman as an officer and director of the company and Carl B. Eckstein as a director of the company. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Exhibits and Financial Statements

(d)	Exhibits

99.1 Press release dated December 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 27, 2012	InferX Corporation

	By:	/s/ Paul B. Silverman
Paul B. Silverman
President and CEO